EXHIBIT 99.1

TELEDIGITAL APPLIES TO DEREGISTER COMMON STOCK WITH SEC

MINNEAPOLIS, MN, September 16, 2005 – On September 9, 2005, Teledigital, Inc. filed a Form 15, Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension or Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, with the SEC, whereby it applied to deregister its common stock and to terminate its duty to file periodic reports required under the Exchange Act. Teledigital is eligible to apply for such deregistration because there are less than 500 shareholders of its common stock and its total assets have not exceeded $10 million on the last day of each of its three most recent fiscal years.

Effective on the filing date of the Form 15, Teledigital’s duty to file periodic reports was suspended.

If at any time Teledigital no longer meets the requirements to deregister, meaning it either has more than 500 shareholders of its common stock or its total assets exceed $10 million on the last day of any of its most recent fiscal years, its duty to file periodic reports under the Exchange Act will be reinstated and it will be required to become current with its periodic reports.

ABOUT TELEDIGITAL

Teledigital is a technology company focusing on applications for the wireless industry. To that end, Teledigital has created a suite of products for the prepaid wireless market. Teledigital’s systems combine the features of a switch-based system with the low cost and ease of use of a handset-based system.

Teledigital sells its products through a network of distributors located throughout the United States and Canada.